CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Franchise Capital Corporation

Murrieta, California

We hereby consent to the incorporation by reference in this Registration Statement of Franchise Capital Corporation, on Form S-8, of our audit report dated October 1, 2007, (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) of Franchise Capital Corporation, for the year ended June 30, 2007, and to all references to our firm as experts included in this Registration Statement.

/s/ Gruber & Company, LLC

Gruber & Company, LLC

Lake St. Louis, Missouri

October 3, 2007